EXHIBIT 4.3
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use in this Registration Statement on Form F-8 of Silvercorp Metals Inc. (the “Company”) of our report dated June 3, 2009 relating to the consolidated financial statements of the Company, which appears in the Annual Report of the Company on Form 40-F for the year ended March 31, 2009.
/s/ ERNST & YOUNG LLP
Chartered Accountants
Vancouver, Canada
June 15, 2009